EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Neuralstem, Inc.

Germantown, Maryland

We consent to the incorporation by reference in the registration statements filed by Neuralstem, Inc. on Forms S-3 (Nos. 333-150574, 333-157079, 333-165973, 333-169847, 333-173221, 333-188859, 333-190936, and 333-196567) and on Forms S-8 (Nos. 333-172563 and 333-194881) of Neuralstem, Inc. of our report dated March 14, 2016 relating to the consolidated balance sheet of Neuralstem, Inc. as of December 31, 2015 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows the year then ended, which report appears in Neuralstem Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Stegman & Company

Baltimore, Maryland

March 23, 2017